                                                                 Exhibit (c)(4)

PRESENTATION TO THE SPECIAL COMMITTEE OF
THE BOARD OF DIRECTORS OF:



[BROOKDALE LIVING COMMUNITIES, INC. LOGO]


REGARDING PROJECT CASTLE


June 5, 2000


[MERRILL LYNCH LOGO]

TABLE OF CONTENTS


1.   Executive Summary


2.   Current Situation


3.   Preliminary Valuation Analysis


4.   Preliminary Conclusions and Next Steps


Appendix


[MERRILL LYNCH LOGO]

                               EXECUTIVE SUMMARY

EXECUTIVE SUMMARY
Background

     o On May 18, 2000, the Prime Group closed the sale of 3.9 million shares, or approximately 39.8% of BRIDGE's outstanding common shares, to Fortress (the "Fortress Purchase") for $15.00 per share

     o In conjunction with this transaction, Michael Reschke resigned from the Board of Directors, and Fortress appointed two new members, Wesley Edens and William Doniger

     o Fortress is subject to a standstill agreement that expires on May 14, 2002, prohibiting them from acquiring additional shares of BRIDGE, except in the case of an all-cash tender for the remaining shares of BRIDGE common stock at no less than $15.00 per share

          *    Fortress cannot commence such an offer before July 5, 2000

          * Fortress was approved as an "interested shareholder" for purposes of Delaware 203

     o To date, Fortress and Capital Z have not held substantive discussions regarding Capital Z's investment, despite encouragement from Merrill Lynch to do so (with BRIDGE's consent)

     o On June 1, 2000, we received a $15.00 per share proposal from Fortress and a request to commence discussions with Capital Z



[MERRILL LYNCH LOGO]                                                           1

EXECUTIVE SUMMARY

Merrill Lynch Due Diligence

     o Merrill Lynch has performed three weeks of due diligence on the assets, liabilities and operations of BRIDGE, as well as reviewed certain publicly available information regarding the other publicly traded assisted living companies(a)

     o    To date, Merrill Lynch, amongst other things, has:

          * Met with senior members of BRIDGE management to review BRIDGE's operations, business strategy and market positioning, as well as specifically discuss BRIDGE's facility portfolio

          * Created, with the assistance of BRIDGE management, a 5-year consolidated financial model

               - As evidenced throughout this presentation, Merrill has segmented BRIDGE's stabilized and development properties

          * Visited assets projected to contribute approximately 80% of BRIDGE's 2000E Net Operating Income

          * Held in-person meetings with representatives of both Fortress and Capital Z

          * Consulted with members of its high yield and leveraged finance groups in order to assess the feasibility of financing in the current capital market environment

     o In the upcoming week or two, Merrill Lynch plans to pursue more "confirmatory" due diligence, including a review of asset valuations with the Company

----------

(a) For purposes of this presentation, the selected publicly traded comparable companies include Alterra Healthcare (ALI), American Retirement (ACR), ARV Assisted Living (SRS), Capital Senior Living (CSU), Emeritus (ESC) and Sunrise Assisted Living (SNRZ).

[MERRILL LYNCH LOGO]                                                           2

EXECUTIVE SUMMARY
VALUATION METHODOLOGIES

o Merrill Lynch's preliminary valuation analysis is predicated upon the following principal methodologies:



           Methodology                               Key Issues

1.   Public Comparables Analysis          o  Analysis of relevant trading
                                             multiples and operating performance
                                             for "comparable" companies within
                                             the assisted living universe

                                          o  Lack of true comparable universe

2.   Net Asset Valuation                  o  Performed by both investment
                                             bankers and appraisers

                                          o  Asset-by-asset approach that
                                             distinguishes between stabilized
                                             and development assets

                                          o  Specific capitalization rate range
                                             designated to each stabilized asset

                                          o  Discounting cash flow analysis used
                                             to value development projects

3.   Comparable Acquisition               o  Analysis of relevant multiples
     Transaction Analysis                    paid in selected transactions
                                             involving companies in the assisted
                                             living industry

                                          o  Limited universe of acquisitions
                                             of assisted living companies with a
                                             "broad" portfolio of assets

4.   Corporate Discounted Cash            o  Discounting unleveraged cash flows
     Flow Analysis                           projected in the five-year
                                             corporate model at the weighted
                                             average cost of capital

5.   Financial Sponsor Internal Rate      o  Examination of the maximum price
     of Return Analysis                      that can be paid by a financial
                                             buyer based upon relevant
                                             constraints, including leverage and
                                             coverage ratios and equity return
                                             requirements

6.   Premiums Paid Analysis               o  Examination of premiums paid in a
                                             selected number of going-private
                                             transactions










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
EXECUTIVE SUMMARY

Valuation Summary

o Based upon our analysis to date, $15.00 per share appears to be an attractive value

  * 11.3 x 2000E EBITDAR

  * 13.0 x 2000E Adjusted EBITDAR

  * Approximately an 8.85% capitalization rate on stabilized assets (using 2000E Adjusted Net Operating Income), assuming development at cost

  * Approximately a 9.10% capitalization rate on stabilized assets (using 2000E Adjusted Net Operating Income) at the full discounted cash flow valuation for the development assets (30% premium to cost)

  * Approximately 23%-27% IRR to Fortress over a five-year horizon

  * 39.5% premium to pre-offer share price

  * At the estimated cost basis for BRIDGE's largest institutional shareholders (range from $13.30 to $15.50)

o Given the current state of the public market for assisted living companies, remaining a public company (with a very large shareholder) is not a highly attractive alternative

  * Wall Street has given up on the industry and is not likely to change this view anytime soon



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
EXECUTIVE SUMMARY

Review of Strategic Alternatives

o    Need to better understand Fortress Proposal

     * Encourage negotiations with Capital Z and approve waiver of standstill agreements

     *    Review the proposed merger agreement

o    Discuss strategic alternatives

     *    Broad auction process

          - With a potential public announcement (of proposal and/or Merrill Lynch retention)

     *    Limited auction process

          -    Make a handful of contacts while negotiating with Fortress

     *    Negotiate with Fortress

          -    Price

          -    No-Shop

          -    Fiduciary out/breakup fee

          -    Contract terms

o Consider legal maneuvers, including potential implementation of a "rights plan" in connection with strategic alternatives

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

                               CURRENT SITUATION

CURRENT SITUATION
Overview of BRIDGE

     o BRIDGE is a highly focused and profitable niche player within the assisted living industry

     o BRIDGE's portfolio primarily consists of high-end, "independent" living facilities and, accordingly, has significantly different operating performance characteristics from many of the other major publicly traded assisted living entities

          * Smallest number of assets (24) and units (5,094) of any of the top seven publicly traded assisted living companies; however, BRIDGE has a high average units per asset ratio (212)

          * Greater level of development activity vis-a-vis total asset base (in 1999, 26% versus industry mean of 15%)

          * Strong operating margins (1999 EBITDAR margin of 45.2% versus industry mean of 31.8%) with a lesser level of dependence on development and management fees (1999 Adjusted EBITDAR margin(a) of 41.3% versus industry mean of 24.5%)

     o As a result of these operating and financial characteristics, Merrill Lynch believes that BRIDGE is not directly comparable to the other major publicly traded assisted living entities

     o Nevertheless, as this presentation demonstrates, BRIDGE is not currently rewarded in the public markets for its premium asset quality and strong financial performance (and it is unclear if and when it would be so rewarded)

          * While BRIDGE has consistently outperformed the assisted living public comparables universe, it has still underperformed the S&P 500 by nearly 70% since January 1998


---------------

(a) Excludes development and management fees. Margin based on total resident fees.


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
CURRENT SITUATION
OVERVIEW OF ASSISTED LIVING INDUSTRY

o Since early 1998, assisted living companies have experienced an unfavorable public equity market
o This weak public market performance can be attributed to various factors, including:
     *    A consistent record of these
          companies missing earnings estimates
     *    Limited public equity float and
          research coverage
     *    Decline in health care and real estate sectors
     * Increased financial leverage to fund development activity (in conjunction with diminished public equity market values)
          - Dependence on complex, off-balance sheet financing structures (i.e., "Black Box")
o In light of these factors, assisted living companies have experienced a dramatic decrease in their equity market values and undergone sharp multiple contraction
     * The total assisted living industry equity value has declined from its peak of $3.2 billion in April 1998 to its current level of $0.8 billion
     * The mean forward EBITDAR multiple for the universe of publicly traded assisted living companies has steadily declined from 11.1x in November 1998 to its current level of 9.0x
     * Forward P/E multiples have exhibited an even more dramatic contraction, declining from a median of 23.5x in March 1998 to the current median of 8.3x (mean of 14.8x)
          - The current median of 8.3x represents the low industry multiple over the past three years

----------
Note: Mean and median values based on average for all seven major assisted living companies (including BRIDGE). As seen later in the presentation on page 12, the mean values exclude BRIDGE.

[MERRILL LYNCH LOGO]                                                           7

CURRENT SITUATION
Assisted Living Industry Stock Performance Analysis(a)





[CHART]






---------

(a) Includes BRIDGE, Alterra Healthcare, American Retirement, ARV Assisted Living, Capital Senior Living, Emeritus and Sunrise Assisted Living.

(b) Public comparables composite includes BRIDGE, Alterra Healthcare, American Retirement, ARV Assisted Living, Capital Senior Living, Emeritus and Sunrise Assisted Living.

(c) To calculate total industry public float, insider holdings based on respective proxies for the selected comparable companies.


[MERRILL LYNCH LOGO]                                                          8

CURRENT SITUATION

Public Market Capitalization Summary - Assisted Living Public Comparables (Dollars in Millions)

                             TOTAL EQUITY VALUE(a)

                                    [GRAPH]

         SNRZ      BLCI      ACR       ALI       CSU       ESC       SRS
        $401.3    $135.4    $94.3     $45.6     $45.6     $30.2     $16.4

                                 MEDIAN EQUITY
                                 VALUE: $45.6 MM


                         TOTAL MARKET CAPITALIZATION(b)

                                    [GRAPH]

          SNRZ      ALI       ACR      BLCI      ESC       CSU       SRS
        $1,102.4  $926.7    $579.4    $327.5    $214.6    $119.8    $111.6

                             AVERAGE EQUITY VALUE/
                          MARKET CAP. RATIO: 23.7%(d)


                       ADJUSTED MARKET CAPITALIZATION(c)

                                    [GRAPH]

           ALI      SNRZ     ACR       BLCI      ESC       SRS       CSU
        $1,736.6  $1,214.2  $720.5    $618.6    $452.4    $447.1    $119.8

                             AVERAGE EQUITY VALUE/
                              ADJUSTED MARKET CAP.
                                RATIO: 17.0%(e)

----------

(a)  Based on share prices as of June 1, 2000.

(b) Total market capitalization equals total equity value plus short-term debt, long-term debt, minority interest and preferred stock less cash and cash equivalents.

(c) Total market capitalization plus lease expenses for the first quarter of 2000 annualized and capped at 10.0x.

(d) Calculated as the average of the individual company equity value/market capitalization ratios.

(e) Calculated as the average of the individual company equity value/adjusted market capitalization ratios.



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
CURRENT SITUATION
Wall Street Earnings Estimates Progression(a)

          PUBLICLY TRADED ASSISTED LIVING COMPANIES HAVE DEMONSTRATED
                A CONSISTENT RECORD OF EARNINGS DISAPPOINTMENTS


[CHART]                  [CHART]                [CHART]                  [CHART]



             [CHART]                 [CHART]                [CHART]



----------

(a) Graphs show earnings per share estimates based on First Call consensus on a monthly basis from January 1998 to May 2000. Final month for FY 1998 and FY 1999 is actual EPS.



[MERRILL LYNCH LOGO]                                                          10

CURRENT SITUATION
Historical Multiple Progression

       THE UNFAVORABLE PUBLIC MARKET ENVIRONMENT FOR THE ASSISTED LIVING
      INDUSTRY IS EVIDENCED BY THE SHARP MULTIPLE CONTRACTION EXPERIENCED
                     BY THE MAJOR PUBLICLY TRADED ENTITIES


            FORWARD EBITDAR MULTIPLE
[CAPTION]

                MEAN     MEAN
                WITH    WITHOUT
               BRIDGE   BRIDGE    BRIDGE
               ------   ------    ------
November 1998  11.1x     11.5x     8.8x

May 1999        8.5       8.6      7.6

November 1999   8.7       8.8      8.1

Current         9.0       9.2      8.6

CHANGE FROM NOVEMBER 1998:

Multiple       (2.1x)    (2.3x)   (0.2x)

Percentage    (18.9%)   (20.0%)   (2.3%)


            FORWARD P/E MULTIPLE

[CAPTION]

                MEAN      MEAN
                WITH     WITHOUT
               BRIDGE    BRIDGE   BRIDGE
               ------    ------   ------
November 1998  19.8x     21.0x    15.0x

May 1999       12.6      13.3      9.9

November 1999  10.0       9.8     10.6

Current(a)     14.8      16.4      8.3

CHANGE FROM NOVEMBER 1998:

Multiple       (5.0x)    (4.6x)   (6.7x)

Percentage    (25.3%)   (21.9%)  (44.7%)

----------
(a) The current median forward P/E multiple is 8.3x. This represents a decline of 10.5x or 56% from the median multiple of 18.8x in November 1998.


[MERRILL LYNCH LOGO]                                                       11

CURRENT SITUATION
Public Market Overview
(Dollars in Millions, Except Per Share Amounts)

                             MARKET CAPITALIZATION

          Share Price on 6/1/00                        $13.75
          Fully Diluted Shares Outstanding (MM)(a)        9.9
                                                       ------
             MARKET VALUE OF EQUITY                    $135.4
          Plus: Net Debt(b)                             192.1
                                                       ------
             MARKET CAPITALIZATION                     $327.5
          First Mortgage and HRPT Related Debt          291.1
                                                       ------
             ADJUSTED MARKET CAPITALIZATION            $618.6
                                                       ======
          Projected 5-Year EPS Growth(c)                 25.0%
          2000 P/E/ 5-Year EPS Growth                    0.48x

                               TRADING MULTIPLES

                                ADJUSTED
                EBITDAR         EBITDAR        EBITDA         P/E
PERIOD        MULTIPLE(d)     MULTIPLE(d)     MULTIPLE      MULTIPLE
--------      -----------     -----------     --------      --------
LTM              12.6X           14.7X          14.1X         14.2X
2000E            11.1            12.7           11.8          12.0
2001E             8.6             9.7            8.0           8.3

                   HISTORICAL AND PROJECTED FINANCIAL RESULTS

                               ADJUSTED
PERIOD         EBITDAR        EBITDAR(e)      EBITDA         EPS
------         -------        ----------      ------        -----
LTM             $49.2           $42.1         $23.1         $0.97
2000E            55.9            48.6          27.8          1.15
2001E            72.2            63.9          41.1          1.66

Note: Projected financial information provided by BRIDGE management.

(a) Based on the treasury share method; includes 9.9 million common shares. Stock options of 0.9 million options at weighted average price of $15.19 are currently out-of-the money.

(b) As of March 31, 2000. Includes $98.9 million of long-term debt, $100.0 million of convertible note, $0.1 million of short-term debt less $6.9 million cash and cash equivalents.

(c)  Projected 5-year EPS growth based on First Call as of June 1, 2000.

(d)  Based on Adjusted Market Capitalization.

(e)  Excludes development and management fees.

[MERRILL LYNCH LOGO]                                                          12

CURRENT SITUATION
Potential Strategic Acquisitions - Qualitative Overview

REMAINING A PUBLIC COMPANY AND PURSUING STRATEGIC ACQUISITIONS DOES NOT APPEAR
     TO BE A VIABLE MEANS TO REALIZE ENHANCED VALUE FOR BRIDGE SHAREHOLDERS

o BRIDGE's P/E multiple is not significantly higher than its peers (if at all), thereby inhibiting BRIDGE's ability to consummate an accretive stock pooling transaction

     *    BRIDGE currently trades at 8.3x 2001E Management EPS (10.1x Street
          EPS)

          - Sunrise Assisted Living and American Retirement trade at 26.1x and 25.0x, respectively

     * Only ARV Assisted Living (7.8x) and Capital Senior Living (6.6x) have lower multiples

o Furthermore, the relatively high existing level of financial leverage for both BRIDGE and its peers inhibits BRIDGE's ability to pursue a transaction involving a combination of stock and cash

o It is unlikely that, through acquisition, BRIDGE could create a compelling story such that its liquidity and Wall Street research coverage would improve to a degree such that BRIDGE could be appropriately distinguished from the other publicly traded assisted living companies

o Most large acquisitions would diminish BRIDGE's operating margins, asset quality and development story, thereby diluting many of the features that make BRIDGE an attractive and distinctive assisted living entity


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

                         PRELIMINARY VALUATION ANALYSIS

PRELIMINARY VALUATION ANALYSIS
Summary of Consolidated Financial Information
(Dollars in Millions, Except per Share Amounts)

                              YEAR ENDED DECEMBER 31,                  PROJECTED YEAR ENDED DECEMBER 31,                 CAGR
                           ------------------------------   --------------------------------------------------------  -----------
                             1997       1998       1999       2000        2001        2002        2003        2004    (1999-2004)
                           --------   --------   --------   --------    --------    --------    --------    --------  -----------
Revenue:
     Resident Fees         $   30.1   $   71.8   $   98.9   $  118.9    $  137.8    $  168.0    $  210.7    $  217.5        17.1%
     Management Fees            0.1        0.3        0.4        0.9         1.9         2.3         2.3         2.3        42.9%
     Development Fees           0.0        5.7        6.6        6.4         6.4         6.4         6.4         6.4        (0.6%)
                           --------   --------   --------   --------    --------    --------    --------    --------    --------
       Total Revenue           30.2       77.7      105.9      126.2       146.1       176.7       219.4       226.2        16.4%
          Growth                 --     157.0%      36.3%      19.2%       15.8%       21.0%       24.2%        3.1%

Net Operating Income           14.3       37.8       53.2       62.3        77.8        98.1       122.6       128.7        19.3%
     Margin                   47.4%      48.6%      50.2%      49.4%       53.2%       55.5%       55.9%       56.9%

EBITDAR                        12.2       32.9       48.1       55.9        72.2        92.9       116.7       122.8        20.6%
     Margin                   40.2%      42.3%      45.4%      44.3%       49.4%       52.6%       53.2%       54.3%

EBITDA                          5.2       15.0       22.5       27.8        41.1        53.9        61.7        65.4        23.7%
     Margin                   17.3%      19.3%      21.3%      22.1%       28.1%       30.5%       28.1%       28.9%

Net Income(a)                   0.5        6.7       11.8       14.1        22.2        31.8        36.9        39.1        27.0%
     Growth                     1.7%   1172.5%      77.7%      19.3%       57.5%       43.0%       15.9%        5.9%

Diluted EPS(a)             $   0.07   $   0.67   $   0.95   $   1.15    $   1.66    $   2.25    $   2.55    $   2.69        23.2%
     Growth                      --     837.7%      42.0%      20.9%       44.4%       35.7%       13.4%        5.4%

First Call Consensus EPS         --         --         --   $   1.15    $   1.36          --          --          --        25.0%

Adjusted EBITDAR(b)            12.0       27.0       41.1       48.6        63.9        84.2       108.0       114.0        22.7%
     Margin                   39.9%      37.6%      41.5%      40.9%       46.3%       50.1%       51.2%       52.4%


----------
Note: Financial projections for 2000-2002 based on BRIDGE management; 2003-2004 based on Merrill Lynch.

(a)  Excludes Extraordinary Items.

(b)  EBITDAR less Development Fees and Management Fees.



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

PRELIMINARY VALUATION ANALYSIS
Variance Analysis - Year-to-Date Financial Results for BRIDGE's Stabilized
Assets




                                   1ST QUARTER    1ST QUARTER           VARIANCE
                                      ACTUAL         BUDGET     ------------------------
PROPERTY NAME                          NOI             NOI           $             %
------------------------------     -----------    -----------   ----------      --------
The Hallmark                       $ 1,777,186    $ 1,750,092    $  27,094         1.5 %
The Devonshire                       1,342,852      1,195,399      147,453        12.3 %
The Heritage of Des Plaines            980,713        985,486       (4,774)       (0.5)%
Woodside Terrace                       939,145        985,399      (46,254)       (4.7)%
The Atrium                             789,234        744,439       44,795         6.0 %
River Bay Club                         715,426        735,843      (20,418)       (2.8)%
Hawthorn Lakes                         676,021        748,588      (72,568)       (9.7)%
The Classic at West Palm Beach         633,787        691,327      (57,540)       (8.3)%
Benchmark                              617,347        617,586         (239)       (0.0)%
Edina Park Plaza                       608,525        569,532       38,993         6.8 %
Ponce de Leon                          414,125        403,998       10,127         2.5 %
Brendenwood                            411,782        444,115      (32,333)       (7.3)%
The Springs of East Mesa               370,714        410,908      (40,194)       (9.8)%
The Gables at Farmington               367,696        536,613     (168,917)      (31.5)%
Park Place                             311,516        333,281      (21,765)       (6.5)%
Chatfield                              274,042        295,801      (21,759)       (7.4)%
The Kenwood at LakeView                244,952        363,577     (118,624)      (32.6)%
Berkshire                              166,470        185,399      (18,930)      (10.2)%
The Gables at Brighton                 130,471        222,661      (92,190)      (41.4)%
The Willows                             (1,909)        36,917      (38,826)     (105.2)%
Madison Sr Care                        (37,916)        (8,042)     (29,874)         NM
                                   -----------    -----------    ---------      ------
    TOTAL                          $11,732,177    $12,248,919    $(516,742)       (4.2)%
                                   ===========    ===========    =========      ======

----------

Note: BRIDGE management attributes budget shortfalls primarily to increased local competition at Hawthorn Lakes, The Classic at West Palm Beach, Springs of East Mesa, The Gables at Farmington, and The Gables of Brighton. Other factors sited by BRIDGE management include the recent completion of The Willows (a 54-unit assisted living center adjacent to the existing Hawthorn Lakes community) and a $9 million renovation at The Kenwood at Lake View, as well as the current renovation of The Gables at Farmington. In addition, it should be noted that the executive directors at Hawthorn Lakes and The Gables at Farmington have recently been replaced.

[MERRILL LYNCH LOGO]                                                          15

PRELIMINARY VALUATION ANALYSIS
Acquisition Pricing Matrix
(Dollars in Millions, Except per Share Amounts)



                                                             MARKET CAPITALIZATION AS MULTIPLE OF:   OFFER PRICE AS MULTIPLE OF:
             PREMIUM TO:                                     --------------------------------------  ---------------------------
          ----------------                       ADJUSTED       EBITDAR             ADJ. EBITDAR      MGMT.    STREET     MGMT.
OFFER     CURRENT    BEFORE   EQUITY    MARKET    MARKET     -----------------     ----------------   2000E    2001E      2001E
PRICE      PRICE    OFFER(a)  VALUE(b)  CAP.(c)   CAP.(d)     LTM      2000E(e)     LTM    2000E(e)   EPS(e)    EPS(e)    EPS(e)
-----     -------   --------  --------  -------  --------    -----     --------    -----   --------  -------   -------    ------
$14.00       1.8%     30.2%   $137.9    $330.0    $621.1      12.6x      11.1x      14.8x   12.8x     12.2x     10.3x       8.4x

 15.00       9.1%     39.5%    147.8     339.8     630.9      12.8       11.3       15.0    13.0      13.0      11.0        9.0

 16.00      16.4%     48.8%    158.3     350.4     641.5      13.0       11.5       15.2    13.2      13.9      11.8        9.6

 17.00      23.6%     58.1%    169.1     361.2     652.3      13.3       11.7       15.5    13.4      14.8      12.5       10.2


DATA      $13.75     $10.75                                  $49.2      $55.9      $42.1   $48.6     $1.15     $1.36      $1.66




----------
(a) Based on BRIDGE closing price on April 19, 2000.

(b) Based on 9.9 million common shares and 0.9 million options with a weighted average exercise price of $15.19, which are treated under the treasury share method.

(c) Includes cash of $6.9 million, short-term debt of $0.1 million, long-term debt of $98.9 million and convertible debt of $100.0 million.

(d) Includes $197.4 million of first mortgage debt and $93.8 million of HRPT property related debt.

(e) Based on projections provided by BRIDGE management, which are generally in-line with Wall Street equity research estimates. Merrill Lynch equity research has 2000E EBITDAR and Adjusted EBITDAR estimates of $55.3 million and $47.6 million, respectively. First Call consensus EPS estimate for 2000 is $1.15.


[MERRILL LYNCH LOGO]                                                          16

PRELIMINARY VALUATION ANALYSIS
Summary Per Share Valuation by Methodology(a)
(Dollars in Millions, Except per Share Amounts)


                                    [CHART]


----------

(a) Projected financial information provided by BRIDGE management; assumes 9.9 million common shares, 0.9 million options at a weighted average exercise price of $15.19, $199.0 million of unsecured debt, $6.9 million of cash and $291.1 million of first mortgage debt and debt related to the HRPT properties.


[MERRILL LYNCH LOGO]                                                          17

PRELIMINARY VALUATION ANALYSIS
Premiums Paid Analysis in Going-Private Transactions

                                                                                                 Premium to Share Price
                                                                 Transaction                  ----------------------------
   Date         Date                       Target                   Value         Offer       1 Day Prior    1 Month Prior
 Announced    Effective                     Name                  ($ in mm)       Price         to Offer       to Offer
----------    ---------       --------------------------------   -----------      ------      -----------    -------------
  5/8/97       11/4/97        GranCare                                $558.8      $10.00            29.0%          17.6%
  5/8/97       11/4/97         Living Centers of America             1,365.1       40.50            11.0%          16.1%
  7/9/97       9/23/97         Control Data Systems Inc.               176.6       20.25            29.1%          35.0%
  7/21/97      2/27/98        Zilog                                    389.0       25.00            11.7%          22.0%
  8/14/97      12/29/97        Tuesday Morning                         337.4       25.00            22.7%          17.6%
 12/22/97      5/21/98        Dynatech                                 762.9       47.75            29.9%          25.0%
  2/11/98      6/10/98        MTL Inc.                                 250.1       40.00            37.9%          56.5%
  3/17/98      7/31/98         BET Holdings(a)                         462.3       63.00             4.0%          17.5%
  7/28/98      6/18/99         CompDent Corp                           196.6       15.00            11.1%           3.0%
  7/29/98      9/11/98        E-Z Serve                                107.9        0.60            37.1%          37.1%
  8/13/98      12/31/98        Envirotest Systems Corp                 640.9       17.25            15.0%         (4.8%)
  3/24/99      11/4/99         Knott (Warburg, Pincus)(b)              490.8       25.00            63.9%          30.7%
  3/25/99      5/10/99        Sheridan Healthcare                      131.2        9.25             8.8%          17.5%
  5/18/99      11/30/99        O'Sullivan Industries Holdings          310.7       19.25            10.8%          19.8%
  6/16/99      5/30/00        TSI                                      157.4       12.00            17.8%          30.6%
  6/28/99      12/7/99         Big Flower Holdings                   1,792.8       36.75            12.0%          18.1%
  7/12/99      12/17/99        Happy Kids Inc.                         119.5       11.50             9.5%        (17.9%)
  7/22/99      3/10/00         White Cap Industries                    239.0       16.50            49.2%          50.0%
  8/24/99       2/2/00          Aavid Thermal Technologies             252.9       25.50            29.1%          27.1%
  10/6/99       3/6/00          Conso International Corp(a)            106.4        9.00            77.8%          58.2%
  11/4/99      2/15/00          Cleveland Indians Baseball             115.5       22.66             9.9%          26.8%
 11/22/99       2/2/00         Garden Ridge Corp                       108.6       11.50            58.6%          70.4%
  12/9/99      3/29/00        Gleason                                  245.1       23.00            27.8%          31.0%
 12/14/99      3/14/00         Transportation Technologies             412.8       20.00            29.0%          39.1%
 12/23/99      5/16/00        Wilmar Industries                        204.1       18.25            30.4%          17.3%
  1/18/00      Pending        Dayton Superior Corp                     292.9       27.00            46.4%          66.2%
  1/19/00      Pending         Sun International Hotels(a)             378.7       24.00            24.3%          34.3%
  1/23/00      Pending         Echelon International Corp              389.0       34.00            42.0%          34.3%
  1/31/00      Pending        Jason Inc.(a)                            314.8       11.25            57.9%          55.2%
  3/6/00       Pending         Data Transmission Network Corp          477.7       29.00            16.0%          52.6%
  3/23/00      Pending        US Can                                   538.0       21.00             6.0%          62.3%

        SUMMARY DATA
------------------------------
Maximum        77.8%     70.4%

Mean           27.9%     31.2%

Median         27.8%     30.6%

Minimum         4.0%    (17.9%)


   IMPLIED BRIDGE OFFER PRICE
-------------------------------
Maximum       $19.11     $21.72

Mean           13.75      16.72

Median         13.74      16.65

Minimum        11.18      10.47


----------

Note: Based on Securities Data Corporation dated 5/31/00. Includes all domestic going private transactions since 5/1/97 with transaction values between $100 million and $2.0 billion.

(a)  Represent minority squeeze-out transactions.

(b) Based on BRIDGE stock prices of $10.75 and $12.75 on April 19th and March 20th, respectively.


[MERRILL LYNCH LOGO]                                                          18

PRELIMINARY VALUATION ANALYSIS

Public Comparables Analysis

2001E P/E Multiple

SNRZ    ACR   BLCI   SRS   CSU   ALI  ESC
-----  -----  ----   ----  ----  ---  ---
26.1x  25.0x  8.3x   7.8x  6.6x  NM   NM

Mean (a) = 16.4x

2000E EBITDAR Multiple

ALI    SNRZ   BLCI   ESC    ACR    CSU   SRS
-----  -----  -----  -----  -----  ----  ---
12.6x  12.3x  11.1x  10.8x  10.7x  4.5x  N/A

Mean (a) = 10.2x

2000E Adjusted EBITDAR Multiple (b)

 ALI   SNRZ   BLCI    ESC    ACR   CSU   SRS
-----  -----  -----  -----  -----  ----  ---
13.9x  13.3x  12.7x  12.3x  12.0x  5.5x  N/A

Mean (a) = 11.4x

2000E EBITDA Multiple

 ALI   SNRZ    ESC   BLCI    ACR   CSU   SRS
-----  -----  -----  -----  -----  ----  ---
17.4x  12.8x  12.4x  11.8x  11.5x  4.5x  N/A

Mean (a) = 11.7x

Note: Stock prices as of June 1, 2000. Financial projections and EPS estimates for comparable companies based on Wall Street equity research. BRIDGE based on projections provided by management.

(a) Mean excludes BRIDGE.

(b) EBITDAR excludes development and management fees.

[MERRILL LYNCH LOGO]                                                          19

PRELIMINARY VALUATION ANALYSIS
Public Comparables Analysis Valuation Summary(a)
(Dollars in Millions, Except per Share Amounts)


                                    [CHART]


----------

(a) Projected financial information provided by BRIDGE management; assumes 9.9 million common shares, 0.9 million options at a weighted average exercise price of $15.19, $199.0 million of unsecured debt, $6.9 million of cash and $291.1 million of first mortgage debt and debt related to the HRPT properties.


[MERRILL LYNCH LOGO]                                                          20

PRELIMINARY VALUATION ANALYSIS
Net Asset Valuation Overview
(Dollars in Millions, Except per Share Amounts)



                                                  DEVELOPMENT AT             VALUE BASED ON THIRD            MERRILL LYNCH
                                                       COST                    PARTY APPRAISALS               DCF ANALYSIS
                                             -----------------------       -----------------------       -----------------------
                                                HIGH           LOW            HIGH           LOW           HIGH             LOW
                                             --------       --------       --------       --------       --------       --------
VALUE OF STABILIZED OPERATIONS:
 2000E Adjusted Net Operating Income         $   50.4       $   50.4       $   50.4       $   50.4       $   50.4       $   50.4
 Blended Capitalization Rate                      9.1%          10.1%           9.1%          10.1%           9.1%          10.1%
                                             --------       --------       --------       --------       --------       --------
  Implied Enterprise Value of Stabilized
    Properties                               $  555.7       $  500.5       $  555.7       $  500.5       $  555.7       $  500.5
Less: Debt Associated with Stabilized
    Properties                                 (390.2)        (390.2)        (390.2)        (390.2)        (390.2)        (390.2)
                                             --------       --------       --------       --------       --------       --------
  Implied Equity Value of Stabilized
    Properties                               $  165.5       $  110.3       $  165.5       $  110.3       $  165.5       $  110.3

Value of Development Properties                  50.6           50.6           46.4           46.4           66.1           66.1
Income Tax Positions ($6.0 mm of NOLs)            1.6            1.6            1.6            1.6            1.6            1.6
Below Market Debt ($80.0 mm)                      9.4            9.4            9.4            9.4            9.4            9.4

Less: Face Value of Convertible Debt           (100.0)        (100.0)        (100.0)        (100.0)        (100.0)        (100.0)
Less: Short-term Debt                            (0.1)          (0.1)          (0.1)          (0.1)          (0.1)          (0.1)
Plus: Cash and Cash Equivalents                   6.9            6.9            6.9            6.9            6.9            6.9
                                             --------       --------       --------       --------       --------       --------
  Total Equity Value                         $  133.9       $   78.7       $  129.7       $   74.5       $  149.4       $   94.1

Total Common Shares in Millions(a)                9.9            9.9            9.9            9.9            9.9            9.9
                                             --------       --------       --------       --------       --------       --------

  TOTAL EQUITY VALUE PER SHARE               $  13.60       $   7.99       $  13.17       $   7.56       $  15.17       $   9.56
                                             ========       ========       ========       ========       ========       ========

Total Equity Value per Share With
 Developments at:
  Cost + 10%                                 $  14.11       $   8.50           --             --             --             --
  Cost + 20%                                 $  14.62       $   9.02           --             --             --             --

---------

(a) Assumes that 0.9 million of options at an exercise price of $15.19 are out-of-the-money.

[MERRILL LYNCH LOGO]                                                         21

PRELIMINARY VALUATION ANALYSIS
Net Asset Valuation Sensitivity Analysis
(Dollars in Millions, Except per Share Amounts)



                             BRIDGE PER SHARE VALUE

 VALUE OF                                          CAPITALIZATION RATE (ON STABILIZED ASSETS):
DEVELOPMENT                 -------------------------------------------------------------------------------------
  ASSETS                       8.75%          9.00%          9.25%          9.50%          9.75%         10.00%
-----------                 ---------      ---------      ---------      ---------      ---------       ---------
  $45.0                       $15.13         $13.51         $11.97         $10.51          $9.13          $7.82
   50.0                        15.60          14.02          12.48          11.02           9.64           8.33
   55.0                        16.07          14.52          12.99          11.53          10.15           8.83
   60.0                        16.53          15.03          13.49          12.04          10.66           9.34
   65.0                        17.00          15.51          14.00          12.54          11.16           9.85
   70.0                        17.46          15.97          14.51          13.05          11.67          10.36


[MERRILL LYNCH LOGO]                                                        22

PRELIMINARY VALUATION ANALYSIS
Net Asset Valuation - Stabilized Assets (Based on Adjusted 2000E NOI) (Dollars in Millions)


                                                                                ESTIMATED DEBT @ 3/31/00
                                  CAPITALIZATION      IMPLIED        ------------------------------------------       IMPLIED
                                       RATE       ENTERPRISE VALUE               SYNTHETIC     EST.                EQUITY VALUE
                           2000E  --------------  ----------------    CONSOL.      LEASE      DEBT @               --------------
                            ADJ.   LOW     HIGH     LOW     HIGH     MORTGAGE      FIRST       HRPT      TOTAL      HIGH    LOW
      FACILITY              NOI    RATE    RATE     RATE    RATE       DEBT      MORTGAGE   PROPERTIES   DEBT      VALUE    VALUE
      --------            ------  ------   -----   ------  ------    ---------   ---------  ----------  -------    ------   -----
Benchmark of Hoffman Est. $ 3.0    9.3%    10.3%   $ 32.0  $ 28.9         --      $ 22.5          --    $ 22.5     $  9.5  $  6.4
Brendenwood                 1.7    9.8%    10.8%     17.4    15.8         --        11.8          --      11.8        5.6     4.0
Classic                     2.7    9.5%    10.5%     28.3    25.6         --        20.6          --      20.6        7.8     5.1
Devonshire                  4.8    8.5%     9.5%     56.7    50.7      $33.0          --          --      33.0       23.7    17.7
Edina                       2.2    8.8%     9.8%     25.3    22.7       15.0          --          --      15.0       10.2     7.6
Gables @ Brighton           1.0   10.3%    11.3%      9.7     8.8         --          --       $ 9.0       9.0        0.6    (0.2)
Gables @ Farmington         2.5    9.5%    10.5%     26.3    23.8         --        18.5          --      18.5        7.8     5.3
Hallmark                    6.9    9.0%    10.0%     76.9    69.2         --          --        59.9      59.9       17.0     9.3
Hawthorn                    3.0    9.0%    10.0%     33.1    29.8       13.0          --          --      13.0       20.1    16.8
Heritage                    3.8    8.5%     9.5%     45.2    40.4       32.0          --          --      32.0       13.2     8.4
Kenwood at Lakeview         1.7    9.5%    10.5%     18.2    16.4         --        16.8          --      16.8        1.4    (0.3)
Oakleaf                     0.9    9.5%    10.5%      9.0     8.1         --         6.3          --       6.3        2.7     1.8
Park Place                  1.2    9.5%    10.5%     12.4    11.2         --          --        11.0      11.0        1.4     0.2
Ponce de Leon               1.6    9.0%    10.0%     17.2    15.5         --        12.1          --      12.1        5.1     3.4
River Bay                   3.2    9.5%    10.5%     33.6    30.4         --        27.8          --      27.8        5.9     2.7
Springs of East Mesa        1.5    9.0%    10.0%     16.8    15.1         --          --        13.8      13.8        3.0     1.3
The Atrium                  3.0    9.0%    10.0%     33.8    30.4         --        18.0          --      18.0       15.8    12.4
The Chatfield               1.3   10.0%    11.0%     13.0    11.8         --        11.8          --      11.8        1.1    (0.1)
Willows                     0.6    9.0%    10.0%      6.4     5.8        6.0          --          --       6.0        0.4    (0.2)
Woodside Terrace            3.9    8.8%     9.8%     44.4    39.8         --        31.2          --      31.2       13.2     8.7
                          -----   ----     ----    ------  ------      -----      ------       -----    ------     ------  ------
               Total      $50.4    9.1%    10.1%   $555.7  $500.5      $99.1      $197.4       $93.8    $390.2     $165.5  $110.3
                                                                                                                   ======  ======



[MERRILL LYNCH LOGO]                                                        23

PRELIMINARY VALUATION ANALYSIS
Net Asset Valuation - Development Assets
(Dollars in Millions)

                                                  INVESTMENT
                                           INVESTMENT CERTIFICATE AT:
                                   ------------------------------------------
                                                                                  THIRD-PARTY       MERRILL LYNCH
        PROPERTY                      COST         COST + 10%     COST + 20%      APPRAISAL(a)     DCF ANALYSIS(c)
------------------------------     -----------     -----------    -----------     ------------     ---------------
Battery Park                       $ 8,168,958     $ 8,985,854    $ 9,802,750      $ 6,347,135       $12,980,770
Raleigh                              5,550,849       6,105,934      6,661,019        3,030,940         8,116,370
Glen Ellyn                           4,119,043       4,530,947      4,942,852        4,279,708        10,974,560
Columbus                             1,436,390       1,580,029      1,723,668        4,835,647         2,008,645
Lisle                                2,160,000       2,376,000      2,592,000        3,473,015         4,950,757
Creve Coeur                          1,109,987       1,220,986      1,331,984        1,109,987(b)      1,392,409
Mt. Lebanon                          9,209,130      10,130,043     11,050,956        1,660,985         4,981,736
Southfield                           8,715,943       9,587,537     10,459,132        8,873,760         9,258,354
Austin                               5,475,817       6,023,399      6,570,980        8,123,865         6,742,150
Huntley                              3,580,078       3,938,086      4,296,094        3,580,078(b)      3,580,078(b)
Houston                              1,095,617       1,205,179      1,314,740        1,095,617(b)      1,095,617(b)
                                   -----------     -----------    -----------      -----------       -----------
TOTAL VALUE                        $50,621,812     $55,683,993    $60,746,175      $46,410,735       $66,081,445
TOTAL VALUE PER SHARE (9.9 mm)     $      5.14     $      5.65    $      6.17      $      4.71       $      6.71

-----------
(a) Present value of the implied equity value (appraised property value less BRIDGE's projections for total debt balance at stabilization) discounted at 15%.

(b)  Based on value of investment certificate at cost.

(c) Discounted cash flow analysis assumes a pre-stabilization discount rate of 25% and a post-stabiliation discount rate of 15%. Exit capitalization rates at 2004 are equal to those given in third-party property appraisals.


[MERRILL LYNCH LOGO]                                                          24

PRELIMINARY VALUATION ANALYSIS
Comparable Acquisition Transaction Analysis
(Dollars in Millions)


                                                                                              NET
  DATE      DATE                                                                             OFFER       TRANS.
ANNOUNCED EFFECTIVE      ACQUIROR                      TARGET             CONSIDERATION     VALUE(a)    VALUE(b)
--------- ---------      --------                      ------             -------------     -------     -------
2/7/99    Pending   Capital Senior Living         ILM Senior Living(f)      100% Cash      $ 155.0      $ 155.6
1/4/99    10/6/99   Alterra Healthcare            HCR Manor Care            100% Cash        200.0        200.0
10/19/98  5/14/99   Sunrise Assisted Living       Karrington Health         100% Stock        89.7        186.1
4/20/98   9/15/98   Kapson Senior Quarters        Atria Communities         100% Cash        483.0        597.8
10/2/97   4/30/98   Prometheus Asstd. Living      Kapson Senior Quarters    100% Cash        113.0        252.7
7/31/97   10/23/97  Alternative Living Services   Sterling House            100% Stock       122.7        151.9
5/30/97   7/3/97    Whitehall Street Real Estate  Integrated Living Comm.   100% Cash         79.7        102.8


                                                       OFFER AS A
ADJUSTED         FORWARD             FORWARD           PREMIUM
TRANS.           EBITDAR             EBITDA            TO PRICE
VALUE (c)        MULT.(d)(e)         MULT.(d)          1 DAY PRIOR
---------        -----------         --------          -----------
$ 155.6           9.4x                  NA                 NM
  200.0             NA                  NA                 NA
  265.1           12.3                13.7               43.4%
  637.8           15.8                16.2                2.5%
  336.6           10.8                11.1               (0.9%)
  344.9           11.1                12.9               30.3%
  220.7           17.6*                 NA               26.9%


SUMMARY DATA

Maximum   17.6x     16.2x     43.4%
Mean      11.9      13.5      20.5%
Median    11.1      13.3      26.9%
Minimum    9.4      11.1      (0.9%)

IMPLIED BRIDGE OFFER PRICE*

Maximum   $48.08    $25.47    $15.42
Mean       18.13     18.28     12.95
Median     14.01     17.80     13.64
Minimum       NM     12.06     10.66

----------

*Excluded from mean and median calculations.

(a)  Net Offer Value = Fully Diluted Shares Outstanding x Offer Price.

(b) Transaction Value = Net Offer Value + Short-Term Debt + Long-Term Debt + Minority Interest + Preferred Stock - Cash.

(c) Adjusted Transaction Value = Transaction Value + (10.0 x Latest Quarter's Annualized Lease Expense).

(d) Target's financial projections based on Wall Street equity research, except for ILM Senior Living, which is based on projections used by Cohen & Steers Capital Advisors in its fairness opinion delivered to the Board of ILM Senior Living.

(e)  Multiple based on Adjusted Transaction Value.

(f)  Based on latest revised offer on April 18, 2000.

(g) Based on BRIDGE management 2000E EBITDAR and EBITDA of $55.9 million and $27.8 million, respectively; also based on BRIDGE'S stock price on April 19, 2000, of $10.75.

[MERRILL LYNCH LOGO]                                                         25

PRELIMINARY VALUATION ANALYSIS
Discounted Cash Flow Analysis
(Dollars in Millions, Except per Share Amounts)


                         A             +       B     -      C      =             D

 DISCOUNT      TOTAL ENTERPRISE VALUE         DCF       NET DEBT
 RATE FOR      FOR STABILIZED ASSETS       VALUE FOR    (INCLUDES        TOTAL EQUITY VALUE
STABILIZED     -----------------------      DVLPMNT.     OPTION        -----------------------
  ASSETS       10.0x    10.5x   11.0x       ASSETS      PROCEEDS)      10.0x    10.5x   11.0x
----------     -----------------------     ---------    ---------      -----------------------
  12.0%        $568.8   $589.5  $610.3       $66.1       $469.5        $165.4   $186.1  $206.9
  12.5%         557.6    577.9   598.2        66.1        469.5         154.2    174.5   194.8
  13.0%         546.7    566.5   586.4        66.1        469.5         143.3    163.1   183.0
  13.5%         536.0    555.5   574.9        66.1        469.5         132.6    152.0   171.5
  14.0%         525.7    544.7   563.6        66.1        469.5         122.3    141.3   160.2

 DISCOUNT                  TOTAL EQUITY VALUE             IMPLIED 2000E EBITDAR
 RATE FOR                     PER SHARE(a)                     MULTIPLE(b)
STABILIZED               -----------------------         -----------------------
  ASSETS                 10.0x    10.5x   11.0x          10.0x    10.5x    11.0x
----------               -----------------------         -----------------------
  12.0%                  $15.38   $17.31  $19.24          11.4x    11.7x    12.1x
  12.5%                   14.34    16.23   18.11          11.2     11.5     11.9
  13.0%                   13.75    15.17   17.02          11.0     11.3     11.7
  13.5%                   12.34    14.14   15.95          10.8     11.1     11.5
  14.0%                   11.37    13.14   14.90          10.6     10.9     11.3


----------

Note: BRIDGE projections discounted 5 years.

(a) Based on 10.8 total shares (9.9 million common shares and 0.9 million common stock options). Option proceeds included in net debt.

(b)  Based on $55.9 million of 2000E EBITDAR.



[MERRILL LYNCH LOGO]                                                          26

PRELIMINARY VALUATION ANALYSIS
Transaction Overview -- Equity Return and Pro Forma Credit Statistics

                                                                  OFFER PRICE
                                             --------------------------------------------------
                                             $ 13.00   $ 14.00    $ 15.00    $ 16.00    $ 17.00
                                             -------   -------    -------    -------    -------
Total Fortress Investment (in mm)(a)(b)      $ 134.1   $ 140.8    $ 147.6    $ 154.3    $ 161.1

5-YEAR EQUITY RETURN @ AN EBITDAR
  MULTIPLE OF:
                              10.0x             21.4%     21.0%      20.5%      20.0%      19.5%
                              10.5x             23.8%     23.3%      22.8%      22.3%      21.8%
                              11.0x             26.0%     25.5%      25.0%      24.5%      24.0%
                              11.5x             28.0%     27.5%      27.0%      26.5%      26.0%
                              12.0x             30.0%     29.5%      28.9%      28.4%      27.9%

COVERAGE AND LEVERAGE STATISTICS:(c)

2000E EBITDAR/Fixed Charges                     1.64x     1.64x      1.64x      1.64x      1.64x
Total Adjusted Debt/2000E EBITDAR                7.2x      7.2x       7.2x       7.2x       7.2x
Total Adjusted Debt/Total Adjusted
  Book Cap.                                     68.1%     68.1%      68.1%      68.1%      68.1%

----------

(a) Assumes that Fortress has spent $60 million on the initial purchase of shares from the Prime Group and its affiliates and will pay for the purchase of the remaining shares of BRIDGE common stock and options with equity capital.

(b) Total Fortress investment is calculated as the price for the Prime Group's shares ($60 million) + (offer value x 5.9 million common shares and 0.9 million options) less option proceeds ($13.8 million).

(c) Merrill Lynch's analysis assumes that no new debt is issued in order to finance the transaction and that Capital Z converts its subordinated notes into equity at the offer price.



[MERRILL LYNCH LOGO]                                                          27

PRELIMINARY VALUATION ANALYSIS
Overview of Potential Buyers
(Dollars in Millions)


                                                                                             Adjusted
Overall                  Potential                     Equity               Market            Market              2001E
Ability                  Acquiror                      Value                 Cap              Cap.              Net Income
-------                  ---------                     ------               ------           --------           ----------

Low                      Alterra Healthcare            $45.6                $926.7           $1,736.6              ($4.4)
Medium                   American Retirement            94.3                 579.4              720.5                3.8
Low                      ARV Assisted Living            16.4                 111.6              447.1                2.1
Medium                   Capital Senior Living          45.6                 119.8              119.8                6.9
Low                      Emeritus                       30.2                 214.6              452.4               (5.4)
High                     Sunrise Assisted Living       401.3               1,102.4            1,214.2               15.7







                                            Debt/                   1999                 1999
                      2001E                Market                  EBITDAR           Adj. EBITDAR
                       P/E             Capitalization              Margin               Margin
                      -----            --------------              -------           ------------
                         NM                 98.3%                   29.1%                 24.2%
                      25.0x                 90.2%                   31.0%                 26.5%
                       7.8x                 99.1%                   26.5%                 25.9%
                       6.6x                 87.9%                   47.3%                 25.8%
                         NM                 97.0%                   23.6%                 20.5%
                      26.1x                 71.6%                   33.4%                 23.9%






[MERRILL LYNCH
LOGO]                                                                        28

PRELIMINARY VALUATION ANALYSIS
Affordability Analysis
(Dollars in Millions, Except per Share Amounts)


               100% Stock Pooling Transaction @ $15.00 per Share


                                                               PRO FORMA                                 PRO FORMA
                      ACQUIROR                                  EQUITY         BRIDGE      FORTRESS      ADJ.DEBT/     2001E EPS
                      2001 P/E           2001 E EPS             VALUE @       PRO FORMA    PRO FORMA       ADJ.        BREAKEVEN
POTENTIAL BUYER       MULTIPLE       ACCRETION/(DILUTION)      DEAL PRICE        OWN          OWN        MKT. CAP        PRICE
---------------       --------       --------------------      ----------     ---------    ---------    ----------     ---------
ALTERRA HEALTHCARE          NM          $0.39          NM          $193.4        76.4%        30.6%          89.4%           NM
American Retirement      25.0x           0.36      163.9%           242.1        61.0%        24.4%          80.9%       $52.25
ARV Assisted Living       7.8x           0.02       13.8%           164.1        90.0%        36.0%          87.7%        17.15
Capital Senior Living     6.6x          (0.01)     (1.9%)           193.4        76.4%        30.6%          74.9%        14.70
EMERITUS                    NM           0.76          NM           178.0        83.0%        33.2%          94.8%           NM
Sunrise Assisted Living  26.1x           0.54       75.7%           549.0        26.9%        10.8%          76.1%        54.30









               100% Cash Purchase Transaction @ $15.00 per Share(a)


                                                               PRO FORMA                                 PRO FORMA
                      ACQUIROR                                  EQUITY         BRIDGE      FORTRESS      ADJ. DEBT/    2001E EPS
                      2001 P/E           2001 E EPS             VALUE @       PRO FORMA    PRO FORMA       ADJ.        BREAKEVEN
POTENTIAL BUYER       MULTIPLE       ACCRETION/(DILUTION)      DEAL PRICE        OWN.         OWN.       MKT. CAP        PRICE
---------------       --------       --------------------      ----------     ---------    ---------    ----------     ---------
ALTERRA HEALTHCARE          NM          $0.40          NM         $  45.6           --           --          93.6%           NM
American Retirement      25.0x           0.51      231.8%            94.3           --           --          88.6%       $22.90
ARV Assisted Living       7.8x           0.50      420.2%            16.4           --           --          96.2%        22.90
Capital Senior Living     6.6x           0.45      127.6%            45.6           --           --          87.1%        22.90
EMERITUS                    NM           0.80          NM            30.2           --           --         103.6%           NM
Sunrise Assisted Living  26.1x           0.40       56.2%           401.3           --           --          81.7%        22.90


---------

Note: Companies in bold have negative EPS estimates.

(a) 100% cash purchase transaction assumes a 12% cost of new debt.


[MERRILL LYNCH LOGO]                                                          29

                     PRELIMINARY CONCLUSIONS AND NEXT STEPS

PRELIMINARY CONCLUSIONS AND NEXT STEPS

     o Based upon the current public market environment, as well as the recent trading history for the public companies in the assisted living industry, it is unlikely that BRIDGE will achieve a premium valuation in-line with the quality of its assets and operations in the foreseeable future

     o Moreover, BRIDGE is unlikely to find either a strategic or financial buyer that is both willing and able to pay a price in excess of $15.00 for the outstanding shares of common stock

          *    Reschke conducted a limited marketing effort

          * Since the announcement, no party has called offering a higher value to the best of our knowledge

     o While the $15.00 offered to the Prime Group appears preliminary to fall within the range of "fairness", the Special Committee and Merrill Lynch should seek to negotiate with Fortress to raise its offer price for the remaining shares of common stock

     o As part of their immediate next steps, the Special Committee and Merrill Lynch should determine the optimal strategy for negotiating with both Fortress and Capital Z. In particular, the special committee and Merrill Lynch should:

          * Establish reasonable and defensible timetable to negotiate and consummate, if appropriate, a transaction

          * Consider whether or not to solicit third party indications of interest

          * Consider publicly announcing the Fortress Proposal and the retention of Merrill Lynch, particularly if the Special Committee decides that it is not prudent to actively solicit third party indications of interest


[MERRILL LYNCH LOGO]                                                          30

PRELIMINARY CONCLUSIONS AND NEXT STEPS

     o Negotiations with Fortress and Capital Z should emphasize:

          * Justification for higher valuation

          * Justification for "avoiding" full auction

          * Speed and certainty

     o If it elects to purchase negotiations with Fortress and Capital Z, the Special Committee and its advisors should consider key terms and conditions of a definitive acquisition agreement, including:

          * Price

          * Potential majority of the minority vote

          * Break-up Fee/Fiduciary Out

          * Material Adverse Change definition or other contractual outs


[MERRILL LYNCH LOGO]                                                       31

PRELIMINARY CONCLUSIONS AND NEXT STEPS


                               STATUS QUO                            SOLICIT THIRD-PARTY INDICATIONS
                               ----------                            -------------------------------

DESCRIPTION:      o Pursue current operating strategy         o Pursue a sale to a traditional/real
                                                                estate-oriented private equity
                                                                firm or a leading assisted living company

                  o Do not recommend acceptance of
                    a tender offer for remaining
                    common shares

BENEFITS:         o Use platform to pursue strategic          o Process helps create a record of exercising
                    acquisitions                                fiduciary responsibilities

                                                              o Will help confirm/establish appropriate valuation



                                PURSUE A TRANSACTION
                         WITH FORTRESS (WITHOUT SOLICITING)
                         ---------------------------------
DESCRIPTION:      o Utilize the threat of other options without
                    actually soliciting third-party indications
                    in order to extract the highest possible
                    price per share from Fortress


BENEFITS:         o Simple execution and may well lead to
                    the highest current share price for
                    minority shareholders


                                                                              SOLICIT THIRD-PARTY INDICATIONS
                                                                   ------------------------------------------------------
                              STATUS QUO                           FINANCIAL BUYER                        STRATEGIC BUYER
                              ----------                           ---------------                        ---------------
CHALLENGES:       o Very small equity capitalization          o Impact on Fortress              o Impact on Fortress negotiations
                    and float                                   negotiations
                                                                                                o Most likely would use common
                  o Unfavorable current public                o Unlikely to find financial        stock as currency; not necessarily
                    market environment (multiple                entities with lower IRR           attractive
                    contraction, reduction in equity            requirements than Fortress
                    values)                                                                     o Limited multiple advantage (if
                                                              o Low investor appetite for         any) and few synergies will
                  o Potential inability to finance              investments in the health care    inhibit ability to offer a
                    development pipeline                        and real estate sectors           premium to market price
                                                                (Alterra asset sale process)
                  o Sustainability of                                                           o Potential increased leverage on
                    development/management fees               o Limited ability to finance        assets
                                                                transactions today
                  o Marginal multiple advantage will                                            o Likely reduction of operating
                    limit ability to be a                     o Process will be time              margins and asset quality
                    "consolidator"                              consuming and require
                                                                management focus away           o Process will be time consuming
                  o Potential diminution of asset               from operations                   and require management focus
                    quality through acquisitions                                                  away from operations

                          PURSUE A TRANSACTION
                    WITH FORTRESS (WITHOUT SOLICITING)
                    ----------------------------------

CHALLENGES:       o Extract additional purchase price from
                    Fortress while maintaining management
                    focus on the operations of BRIDGE





[MERRILL LYNCH LOGO]                                           32

THE COMPANY AND THE ASSISTED LIVING INDUSTRY
List of Potential Investors


      FINANCIAL INVESTORS                 PUBLIC STRATEGIC INVESTORS        PRIVATE STRATEGIC INVESTORS
      -------------------                 --------------------------        ---------------------------
o The Hampstead Group                   o Sunrise Assisted Living          o Classic Residence by Hyatt
                                                                             (Pritzker)

o Oak Hill Partners                     o American Retirement Corp.        o IPC Advisors/Central Park
                                                                             Lodges (Reichmann)

o Blackstone Group                      o Emeritus (or affiliates)         o Holiday Retirement Corp. (or
                                                                             affiliates)

o Madison Dearborn Partners             o Marriott International           o Senior Campus Living

o Warburg, Pincus                       o Crestline                        o Life Care Senior Corp.

o Code Hennessy & Simmons               o ARV Assisted Living              o Life Trust

o Walton Street Capital                 o Capital Senior Living Corp.

o Whitehall Fund                        o Forest City Enterprises

o Morgan Stanley Group Holdings

o AEW Capital

o Carlyle Group

o Westbrook Partners

o Joseph, Littlejohn & Levy

o Apollo Real Estate Advisors

o Fremont Realty Capital


[MERRILL LYNCH LOGO]

                                    APPENDIX

                           INDUSTRY OPERATING REVIEW

INDUSTRY OPERATING REVIEW
Portfolio Overview(a)




                                                        NUMBER OF ASSETS
                                                        ----------------
Alterra Healthcare                                           450

Sunrise Assisted Living                                      147

Emeritus                                                     129

ARV Assisted Living                                           58

American Retirement                                           54

Capital Senior Living                                         36

BRIDGE                                                        24

                                                    NUMBER OF UNITS(b)
                                                    ------------------
Alterra Healthcare                                        20,714

American Retirement                                       13,566

Emeritus                                                  11,726

Sunrise Assisted Living                                   11,635

ARV Assisted Living                                        7,192

Capital Senior Living                                      6,101

BRIDGE                                                     5,094


                                                 AVERAGE UNITS PER ASSET(b)
                                                 --------------------------
American Retirement                                          251

BRIDGE                                                       212

Capital Senior Living                                        169

ARV Assisted Living                                          124

Emeritus                                                      91

Sunrise Assisted Living                                       79

Alterra Healthcare                                            46


---------

(a) Based on Form 10-Ks dated 12/31/99. Amounts include all owned, leased, managed, and unconsolidated joint venture properties that are stabilized.

(b) For American Retirement and Alterra Healthcare, capacity is used instead of numbers of units. Please note that American Retirement's new development is considerably smaller at approximately 100 units per project as a result of its "hub and spokes" strategy.


[MERRILL LYNCH LOGO]                                                          33

INDUSTRY OPERATING REVIEW
Properties Under Construction and Development (a)




                                                        NUMBER OF ASSETS
                                                        ----------------
Alterra Healthcare                                            55

Capital Senior Living                                         23

Sunrise Assisted Living                                       22

American Retirement                                           14

BRIDGE                                                         8

Emeritus                                                       6

ARV Assisted Living                                            3


                                                     NUMBER OF UNITS (b)
                                                     -------------------
Capital Senior Living                                      3,200

Alterra Healthcare                                         2,887

Sunrise Assisted Living                                    1,900

BRIDGE                                                     1,812

American Retirement                                        1,400

Emeritus                                                     604

ARV Assisted Living                                          403




                                                                                                       DIFFERENCE FROM
                                                 AVERAGE UNITS PER ASSET (b)                        STABILIZED FACILITIES
                                                 --------------------------                         ---------------------
BRIDGE                                                      227                                               15

Capital Senior Living                                       139                                              (30)

ARV Assisted Living                                         134                                               10

Emeritus                                                    101                                               10

American Retirement                                         100                                             (151)(c)

Sunrise Assisted Living                                      86                                                7

Alterra Healthcare                                           52                                                6



---------

(a)  Based on Form 10-Ks dated 12/31/99.

(b) For American Retirement and Alterra Healthcare, capacity is used instead of number of units.

(c) Please note that American Retirement's new development is considerably smaller as a result of its "hubs and spokes" strategy.


[MERRILL LYNCH LOGO]                                                          34

INDUSTRY OPERATING REVIEW
Properties Under Construction and Development (cont'd)(a)


               CONSTRUCTION AND DEVELOPMENT AS % OF TOTAL ASSETS

                                    [CHART]

                                 ANNUAL AVERAGE
                        --------------------------------
                         1997         1998         1999
                        ------       ------       ------
                          28%          26%          15%

PROPERTY                           1997      1998      1999
--------                          ------    ------    ------
BRIDGE                              28%       25%       26%
Alterra Healthcare                  43%       37%       12%
Capital Senior Living               41%       47%       34%
American Retirement                 31%       24%        9%
Emeritus                            22%       17%        5%
Sunrise Assisted Living             20%       24%       14%
ARV Assisted Living                  9%       10%        5%

----------

(a) Represents units under development or construction as a percentage of total stabilized units and units under development or construction. Capacity is used instead of units for American Retirement and Alterra Healthcare.


[MERRILL LYNCH LOGO]                                                          35

INDUSTRY OPERATING REVIEW
Margin Analysis

                                 EBITDAR Margin

           [BAR CHART]

               1997
           ------------
           MEAN = 24.0%
           ------------

BLCI           40.5%
ACR            30.1%
CSU            29.8%
ALI            25.0%
SNRZ           22.9%
ESC            20.5%
SRS            16.0%

           [BAR CHART]

               1998
           ------------
           MEAN = 30.7%
           ------------

CSU            44.7%
BLCI           42.3%
SNRZ           36.1%
ACR            34.5%
ALI            30.2%
SRS            20.6%
ESC            18.2%

           [BAR CHART]

               1999
           ------------
           MEAN = 31.8%
           ------------

CSU            47.3%
BLCI           45.2%
SNRZ           33.4%
ACR            31.0%
ALI            29.1%
SRS            26.5%
ESC            23.6%

             Increase in Adjusted EBITDAR Margin from 1997 to 1999

                                  [BAR CHART]

CSU            17.5%
SNRZ           10.5%
SRS            10.5%
BLCI            4.7%
ALI             4.1%
ESC             3.1%
ACR             0.9%


----------

Note: Mean values exclude BRIDGE.



[MERRILL LYNCH LOGO]                                                          36

INDUSTRY OPERATING REVIEW
Margin Analysis (Cont'd)

     Adjusted EBITDAR Margin (% of Total Resident Fees and Other Revenues)

           [BAR CHART]

               1997
           ------------
           MEAN = 21.0%
           ------------

BLCI           40.4%
ACR            28.6%
ALI            24.1%
ESC            20.5%
SNRZ           19.1%
CSU            18.4%
SRS            15.5%

           [BAR CHART]

               1998
           ------------
           MEAN = 24.2%
           ------------

BLCI           37.6%
SNRZ           29.0%
ACR            28.3%
ALI            28.1%
CSU            21.8%
SRS            19.9%
ESC            17.8%

           [BAR CHART]

               1999
           ------------
           MEAN = 24.5%
           ------------

BLCI           41.3%
ACR            26.5%
SRS            25.9%
CSU            25.8%
ALI            24.2%
SNRZ           23.9%
ESC            20.5%

             Increase in Adjusted EBITDAR Margin from 1997 to 1999


                                  [BAR CHART]

SRS            10.4%
CSU             7.4%
SNRZ            4.8%
BLCI            0.9%
ALI             0.1%
ESC             0.0%
ACR            (2.1)%


----------

Note: Mean values exclude BRIDGE.

(a)  Excludes development and management fees.


[MERRILL LYNCH LOGO]                                                          37

INDUSTRY OPERATING REVIEW
Margin Analysis (Cont'd)

                  Total Ancillary Fees(a) (% of Pretax Income)

           [BAR CHART]

               1997
           ------------
           MEAN = 70.0%
           ------------

SNRZ          111.0%
ALI            74.6%
CSU            52.2%
ACR            34.0%
BLCI             NM
ESC              NM
SRS              NM

           [BAR CHART]

               1998
           ------------
           MEAN = 62.8%
           ------------

SNRZ           81.0%
ACR            77.0%
CSU            64.5%
BLCI           57.5%
ALI            28.8%
ESC              NM
SRS              NM

           [BAR CHART]

               1999
           -------------
           MEAN = 112.0%
           -------------

ALI           176.8
SNRZ          111.2
ACR            83.4
CSU            76.4
BLCI           38.2
ESC              NM
SRS              NM

   Increase in Total Ancillary Fees(a) (% of Pretax Income) from 1997 to 1999

                                  [BAR CHART]

ALI           102.2%
ACR            49.4%
BLCI           38.2%(b)
CSU            24.2%
SNRZ            0.2%
ESC              NM
SRS              NM


----------

Note: Mean values exclude BRIDGE.

(a)  Includes development and management fees.

(b) In 1997, BRIDGE had $0.1 million of ancillary fees and ($0.4) million of pre-tax income. For illustrative purposes, this figure replicates BRIDGES's figure for 1999.


[MERRILL LYNCH LOGO]                                                          38

                    ADDITIONAL INFORMATION REGARDING BRIDGE

ADDITIONAL INFORMATION REGARDING BRIDGE
BRIDGE One-Year Stock Price Performance

                                  SUMMARY DATA

                          HIGH       LOW         MEAN
                         ------     ------      ------
30 Trading Days          $13.75     $10.75      $12.92

3 Months                  13.75      10.63       12.35

6 Months                  14.44      10.63       12.70

Prior to Offer            15.06      10.63       13.06

1 Year                    15.06      10.63       13.05


APRIL 20, 2000:

BRIDGE announces that The Prime Group and certain of its affiliates have agreed to sell 3.9 million shares of common stock to Fortress for $15.00 per share. BRIDGE stock price climbs from $11.50 on April 20th to $13.25 on April 24th.



                                    [CHART]




[MERRILL LYNCH LOGO]                                                          39

ADDITIONAL INFORMATION REGARDING BRIDGE
One-Year Trading Volume Analysis

              PERCENT OF VOLUME WHICH TRADED IN STOCK PRICE RANGE

                                    [CHART]

               SHARES TRADED      PRICE PER SHARE     PERCENT
               -------------      ---------------     -------
                                   $10.00-$11.00       14.8%
                                   $11.00-$12.00        9.5%
                                   $12.00-$13.00       28.4%
                                   $13.00-$14.00       26.2%
                                   $14.00-$15.00       20.7%
                                   $15.00-$16.00        0.4%


             PERCENT OF VOLUME WHICH TRADED BELOW STOCK PRICE RANGE

                                    [CHART]

                CUMULATIVE
               SHARES TRADED      PRICE PER SHARE     PERCENT
               -------------      ---------------     -------
                                      $11.00           14.8%
                                      $12.00           24.3%
                                      $13.00           52.7%
                                      $14.00           79.0%
                                      $15.00           99.6%
                                      $16.00          100.0%

----------

Note: Volume traded based on daily closing stock prices.

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
ADDITIONAL INFORMATION REGARDING BRIDGE
Trading Volume Analysis Since IPO


              PERCENT OF VOLUME WHICH TRADED IN STOCK PRICE RANGE

                                    [CHART]

               SHARES TRADED      PRICE PER SHARE     PERCENT
               -------------      ---------------     -------
                                   $10.00-$13.00       28.2%
                                   $13.00-$16.00       31.2%
                                   $16.00-$19.00       23.4%
                                   $19.00-$22.00        8.1%
                                   $22.00-$25.00        4.4%
                                   $25.00-$28.00        3.4%
                                   $28.00-$30.00        1.2%


             PERCENT OF VOLUME WHICH TRADED BELOW STOCK PRICE RANGE

                                    [CHART]

                CUMULATIVE
               SHARES TRADED      PRICE PER SHARE     PERCENT
               -------------      ---------------     -------
                                      $13.00           28.2%
                                      $16.00           59.4%
                                      $19.00           82.9%
                                      $22.00           91.0%
                                      $25.00           95.4%
                                      $28.00           98.8%
                                      $30.00          100.0%

----------

Note: Volume traded based on daily closing stock prices.

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
ADDITIONAL INFORMATION REGARDING BRIDGE
ESTIMATED COST BASIS OF TOP INSTITUTIONAL SHAREHOLDERS

                                                              Current         Estimated
                                                            Holdings(a)         Cost
                                                             (in 000's)        Basis(b)
                                                            -----------       ----------
Goldman Sachs                                                    900.9           $14.63
Becker Capital Management                                        810.7            15.52
Dimensional Fund Advisors                                        489.9            15.42
First Union                                                      489.3            14.57
AXE-Houghton Associates                                          283.5            13.31
                                                            ----------
  Total Shares of Top 5 13-f Institutional Shareholders        2,974.3
    Percentage of Total Common Shares(c)                         31.4%

----------

Note: During the first quarter of 2000, Delaware Capital Management sold approximately 900,000 shares of BRIDGE common stock for less than $11.00 per share, according to BRIDGE management. Management stated that the primary purchasers of Delaware's shares were K Capital and Goldman Sachs. This purchase has not been reflected in the figures above. In addition, the Commonwealth of Pennsylvania Public School Employees Retirement System owns an additional 629,600 shares.

(a)  Based on most recent available public filings.

(b) Assumes that shares are purchased at the average share price during the three-month period in which the shares were acquired. Assumes that shares are sold at the average cost basis at the time of sale.

(c) Based on 9.475 million common shares outstanding per Form 10-Q dated March 31, 2000.


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

ADDITIONAL INFORMATION REGARDING BRIDGE
Income Tax Position
(Dollars in Millions)


     - BRIDGE has current NOLs of $6.0 million, which Merrill Lynch assumes are used ratably over the projected period.

                                              2000      2001      2002      2003      2004
                                              ----      ----      ----      ----      ----
NOL Usage                                      $1.2      $1.2      $1.2      $1.2      $1.2
Tax Rate                                      36.0%     36.0%     36.0%     36.0%     36.0%
                                              -----     -----     -----     -----     -----
  Implied Tax Shield                            0.4       0.4       0.4       0.4       0.4

  Present Value at a Discount Rate of 12.0%    $0.4      $0.3      $0.3      $0.3      $0.2

  NPV OF NOLS                                  $1.6



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